As filed with the Securities and Exchange Commission on December 22, 2004


                                                               FILE NO. 70-10270

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 AMENDMENT NO. 1

                                       TO

                                    FORM U-1

                             APPLICATION-DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                         ______________________________

                             Allegheny Energy, Inc.
                            Monongahela Power Company
                              800 Cabin Hill Drive
                              Greensburg, PA 15601

                     ______________________________________

                             Allegheny Energy, Inc.
                              800 Cabin Hill Drive
                              Greensburg, PA 15601


 (Name of top registered holding company parent of each applicant or declarant)

        The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:

 Kathryn L. Patton                      Clifford M. Naeve
 Deputy General Counsel                 William C. Weeden
 Allegheny Energy, Inc.                 Kathleen Barron
 800 Cabin Hill Drive                   Skadden, Arps, Slate, Meagher & Flom LLP
 Greensburg, PA  15601                  1440 New York Avenue, NW
                                        Washington, D.C. 20005

     Allegheny Energy, Inc. ("Allegheny") hereby amends its
Application/Declaration filed with the Securities and Exchange Commission ("Commission") in File No. 70-10270 on December 1, 2004.

ITEM 6. EXHIBITS AND FINANCIAL STATEMENTS

A.   Exhibits

     A Articles of incorporation and by-laws of Mountaineer and MGS (incorporated by reference to Exhibits 3.1 through 3.2 for each of these companies set forth in Allegheny's Form U5S for the year ended December 31, 2003, File No. 30-00081)

     B    Acquisition Agreement

     D-1  Application to the West Virginia Public Service Commission

     D-1 Order of the West Virginia Public Service Commission (to be filed by amendment)

     F-1  Preliminary Opinion of Counsel (to be filed by amendment)

     F-2  Past Tense Opinion of Counsel (to be filed by amendment)

     H    Proposed Form of Notice (previously filed)

     I    Transition Services Agreement

     J Amended and Restated Partnership Agreement (to be filed in paper copy; confidential treatment requested pursuant to Rule 104(b), 17 CFR ss. 250.104(b))

B.   Financial Statements

     FS-1 Consolidated Balance Sheet of Allegheny Energy, Inc. as of December
          31, 2003 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2003, File No. 1-267)

     FS-2 Consolidated Statement of Income of Allegheny Energy, Inc. for the year ended December 31, 2003 (incorporated by reference to Allegheny's Form 10-K for the fiscal year ended December 31, 2003, File No. 1-267)

     FS-3 Consolidated Balance Sheet of Monongahela Power Company as of December
          31, 2003 (incorporated by reference to Monongahela's Form 10-K for the fiscal year ended December 31, 2003, File No. 1-5164)

     FS-4 Consolidated Statement of Income of Monongahela Power Company for the year ended December 31, 2003 (incorporated by reference to Monongahela's Form 10-K for the fiscal year ended December 31, 2003, File No. 1-5164)

     FS-5 Consolidated Balance Sheet of Allegheny Energy, Inc. as of September
          30, 2004 (incorporated by reference to Allegheny's Form 10-Q for the three months ended September 30, 2004, File No. 1-267)

     FS-6 Consolidated Statement of Income of Allegheny Energy, Inc. for the three months ended September 30, 2004 (incorporated by reference to Allegheny's Form 10-Q for the three months ended September 30, 2004, File No. 1-267)

     FS-7 Consolidated Balance Sheet of Monongahela Power Company as of
          September 30, 2004 (incorporated by reference to Monongahela's Form 10-Q for the three months ended September 30, 2004, File No. 1-5164)

     FS-8 Consolidated Statement of Income of Monongahela Power Company for the three months ended September 30, 2004 (incorporated by reference to Monongahela's Form 10-Q for the three months ended September 30, 2004, File No. 1-5164)

                                    SIGNATURE

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Applicants have duly caused this Application to be signed on their behalf by the undersigned thereunto duly authorized.



Date:    December 22, 2004

                                          Allegheny Energy, Inc.


                                          By:      /s/ Kathryn L. Patton
                                                   ----------------------------
                                          Title:   Deputy General Counsel of
                                                   Allegheny Energy, Inc.


                                          Monongahela Power Company


                                          By:      /s/ Kathryn L. Patton
                                                   ----------------------------
                                          Title:   Deputy General Counsel of
                                                   Monongahela Power Company



                                       4